SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549




                                   FORM 8-K



                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported):  April 8, 1998




                 CARLYLE REAL ESTATE LIMITED PARTNERSHIP - VII
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            (Exact name of registrant as specified in its charter)




     Illinois                        0-8915                   36-2875192
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(State or other)                  (Commission            (IRS Employer
 Jurisdiction of                 File Number)             Identification No.)
 Organization



             900 N. Michigan Avenue, Chicago, Illinois  60611-1575
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                    (Address of principal executive office)




Registrant's telephone number, including area code:  (312) 915-1987
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                              OAKRIDGE ASSOCIATES
                             San Jose, California

ITEM 2. ACQUISITION OR DISPOSITION OF ASSET. Carlyle Real Estate Limited Partnership - VII (the "Partnership") was a partner in Oakridge Associates, a California general partnership (the "Venture") with an unaffiliated venture partner, Trizechahn Centers Inc. (the "Venture Partner"). The Venture owned a leasehold interest in the land and improvements known as Oakridge Mall in San Jose, California (the "Property"). The Partnership had been in discussions with potential buyers for the Property (on behalf of the venture) or the Partnership's interest in the Property. Per the Venture agreement, the Venture Partner in Oakridge Associates held the right of first opportunity to purchase the Partnership's interest in the Venture had the Partnership pursued a sale of the Property. Pursuant to the Venture agreement, if the Venture Partner elected to exercise its right of first opportunity, the Venture Partner would then have 90 days after making such an election to close such sale. The purchase price of the Partnership's interest would be such as would produce for the Partnership the same consideration as the sale of the property to an unaffiliated third party. In March 1998, the Partnership and the Venture Partner reached an agreement in principle to sell the Partnership's interest in the Venture to the Venture Partner. On April 8, 1998, the Partnership sold its interest to the Venture Partner. At the time of the sale, Oakridge Mall was 94% occupied. The purchase price of the interest was $31,950,000 ($20,700,000 plus the assumption of the Partnership's share of the mortgage loan of approximately $11,250,000). The Partnership received approximately $20,900,000 in cash at closing including a distribution of previously undistributed cash flow from operations of approximately $494,000 and adjustments for prorations and closing costs, but before consideration of certain costs of sale incurred by the Partnership, including a sale commission, if any, due to the General Partner. Pursuant to the sale agreement, a cash reserve of $250,000 was established to pay for certain costs that may be incurred related to certain maintenance items at the Property. Any funds remaining in the cash reserve at December 1, 1998 will be distributed one-half to the Partnership and one-half to the Venture Partner. As a result of this transaction, the Partnership recognized a gain of approximately $23,000,000 for financial reporting purposes and expects to realize a gain of approximately $24,000,000 for Federal income tax purposes in 1998. In addition, in connection with the sale of the Partnership's interest in the Venture and as is customary in such transactions, the Partnership agreed to certain representations, warranties and covenants with a stipulated survival period which expires December 1, 1998. Although it is not expected, the Partnership may ultimately have some liability under such representations, warranties and covenants which are limited to actual damages and shall in no event exceed $1,000,000. Additionally, the Partnership provided a representation regarding its title


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relating to its Partnership Interest in the Venture.  Such representation is for the full sale price of the interest and also expires December 1, 1998.

     The Partnership Agreement provides that the net sale proceeds be distributed 85% to the Limited Partners and 15% to the General Partners.

     The Partnership's interest in the Venture was its only remaining investment and due to its sale, the Partnership intends to wind up its affairs and liquidate by year end. The Partnership will distribute its remaining cash after payment of expenses and liabilities. During 1998, it is currently expected that the Partnership will distribute sale and final liquidating distributions in the aggregate in excess of $1000 per Limited Partnership Interest. However, this is an estimate only and the sale and final liquidating distribution to the Limited Partners, which will depend on, among other things, amounts needed to pay or provide for the Partnership's remaining expenses and liabilities, may vary from such estimate.

ITEM 7:     FINANCIAL STATEMENTS AND EXHIBITS
      (a) Financial Statements.  Not applicable
      (b) Proforma financial information - Narrative

     As a result of the sale of the Partnership's interest in the Venture there will be no further rental and other income, mortgage and other interest, property operating expenses or amortization of deferred expenses or venture partner's share of venture's operations which for the Partnership's most recent fiscal year (the year ended December 31, 1997) were approximately $10,250,000, $2,182,000, $4,424,000, $246,000 and
$(1,699,000), respectively. Such operating results reflect the classification of the Property as held for sale or disposition as of December 31, 1996 and therefore not subject to continued depreciation as of such date. Additionally, there will be no further assets and liabilities related to the joint venture, which at December 31, 1997 consisted of property held for sale or disposition of approximately $16,149,000, venture partner's deficit in venture of approximately $1,473,000, deferred expenses and other long-term assets of approximately $2,425,000, cash and other current assets of approximately $2,076,000, current portion of long-term debt of approximately $23,002,000, other current liabilities of approximately $1,212,000, and tenant security deposits of approximately $55,000.


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      (c) Exhibits.
      10.1 Oakridge Agreement for Purchase and Sale of Partnership Interest between Carlyle Real Estate Limited Partnership-VII, as Seller and Trizechahn Centers Inc., as buyer relating to Oakridge Associates, a California general partnership, dated April 8, 1998, and exhibits thereto.

      10.2 Assignment and Assumption of Partnership Interest by and between Carlyle Real Estate Limited Partnership-VII and Hahn Capital Corporation, dated April 8, 1998.


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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                  CARLYLE REAL ESTATE LIMITED PARTNERSHIP - VII

                  BY:   JMB Realty Corporation
                        (Corporate General Partner)




                        By:    GAILEN J. HULL
                               Gailen J. Hull, Senior Vice President
                        Date:  April 23, 1998